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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------



                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 16, 1999

                            ------------------------

                          ORBITAL SCIENCES CORPORATION

        DELAWARE                       0-18287                        06-1209561
(State of incorporation)       (Commission File Number)       (I.R.S. Employer I.D. No.)

                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166
                                 (703) 406-5000
                          (Address and telephone number
                         of principal executive offices)


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ITEM 5.  OTHER EVENTS.

FINANCIAL RESULTS FOR 1998 YEAR-END AND FOURTH QUARTER

On February 16, 1999, Orbital Sciences Corporation ("Orbital" or the "company") announced its financial results for year-end 1998 and the fourth quarter of 1998. In addition, based on accounting decisions made in connection with the company's year-end financial statements, the company announced that it would restate financial results for the quarters ended March 31, June 30 and September 30, 1998. The company filed its Quarterly Reports on Form 10-Q/A (the "Form 10-Q/A's") with the Securities and Exchange Commission on February 19, 1999.

For the year-end 1998, Orbital reported revenues of $734,277,000, an increase of 21% over comparable 1997 revenues of $605,975,000. Orbital generated a net loss in 1998 of $6,372,000 (or $0.18 per diluted share) as compared to net income of $23,005,000 (or $0.69 per diluted share) in 1997.

Orbital also reported that it generated fourth quarter 1998 revenues of $175,914,000, compared to revenues of $176,976,000 in the comparable quarter of 1997. Orbital generated a net loss in the fourth quarter of 1998 of approximately $19,551,000 (or $0.53 per fully diluted share) compared to net income of $6,178,000 (or $0.18 per fully diluted share) in the 1997 fourth quarter.

Financial results for year-end 1998 and the fourth quarter of 1998 were impacted by non-cash accounting charges that are detailed in the Form 10-Q/A's.

The company's full-year and fourth quarter financial results by business sector were as follows:

Space and Ground Infrastructure Systems:

For all of 1998, Orbital's space and ground infrastructure systems sector, including launch vehicles, satellites, electronics and sensors and ground systems, reported revenues of $617,126,000, an increase of 15% over 1997 annual revenues of $534,419,000. Infrastructure systems provided net income of approximately $52,521,000 in 1998, up 15% over 1997 net income of $45,669,000.
For the 1998 fourth quarter, Orbital's infrastructure systems sector reported revenues of $144,498,000 and provided net income of approximately $3,758,000, compared to revenues of $156,310,000 and net income of $13,498,000 in the comparable 1997 quarter.

Satellite Access Products:

The company's satellite access products sector, including Magellan's satellite navigation, positioning and communications products, and transportation management systems, generated revenues of $116,392,000 in 1998, an increase of 63% over 1997 revenues of $71,384,000. This sector reported a net loss for the year of approximately $16,318,000 compared to net income of $5,639,000 in 1997. The company's satellite access products sector generated revenues of $31,119,000 in the fourth quarter of 1998, an increase of 51% over the 1997 comparable period revenues of $20,588,000. This sector reported a net loss of $6,109,000 in the 1998 fourth quarter as compared to net income of $4,170,000 in the 1997 fourth quarter. Net income for the year-end 1997 and the fourth quarter of 1997


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included approximately $18,200,000 of a one-time net gain related to Magellan's acquisition of Ashtech.

Satellite Services:

The company's satellite services sector, consisting of its ORBCOMM and ORBIMAGE affiliates, generated revenues of $24,627,000 during 1998, compared to satellite services revenues of $2,817,000 in 1997. (Orbital generally does not include the revenue of its satellite services affiliates in its consolidated revenues.) Satellite services reported a net loss of $42,575,000 in 1998 as compared to net losses of $28,303,000 in 1997. The company's satellite services sector reported a net loss of $17,200,000 in the fourth quarter of 1998 as compared to a net loss of $11,490,000 in the 1997 comparable period.

                                                               Orbital Sciences Corporation
                                                                 Financial Results Summary
                                                                 -------------------------

FULL-YEAR RESULTS:

                                                            1998                           1997
                                                            ----                           ----
   Revenues                                             $734,277,000                    $605,975,000
   Gross Profit                                         $187,556,000                    $149,203,000
   Operating Income                                      $25,293,000                     $29,494,000
   Net Income (Loss)                                    ($6,372,000)                     $23,005,000
   Fully Diluted EPS (Loss)                                  ($0.18)                           $0.69
   Firm Backlog at Year End                           $1,826,000,000                  $1,036,000,000

FOURTH QUARTER RESULTS:

                                                      Dec. 31, 1998                   Dec. 31, 1997
                                                      -------------                   -------------

   Revenues                                             $175,914,000                    $176,967,000
   Gross Profit                                          $38,838,000                     $29,837,000
   Operating Income                                     ($5,615,000)                        $193,000
   Net Income                                          ($19,551,000)                      $6,178,000
   Fully Diluted EPS                                         ($0.53)                           $0.18


LITIGATION

On February 18, 1999, a lawsuit (Switzenbaum vs. Orbital Sciences Corporation) was filed against the company, an officer and an officer/director, alleging violations of the federal securities laws during the period from April 21, 1998 through February 16, 1998. The company believes that the allegations are without merit and intends to vigorously defend against the allegations. The company has received notice that additional lawsuits with similar allegations have been filed. The company


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has not yet received a copy of these additional complaints and is therefore unable to make a meaningful assessment of the alleged violations. At this time, the company is unable to estimate the potential loss that could result from an unfavorable outcome of any or all such pending litigation.









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                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        ORBITAL SCIENCES CORPORATION

Date:  February 25, 1999                By:  /s/ Jeffrey V. Pirone
                                           -----------------------
                                                 Jeffrey V. Pirone
                                                 Executive Vice President and
                                                 Chief Financial Officer







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